UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 14, 2011 (January 14, 2011)
Buckeye Partners, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9356 (Commission File Number)	23-2432497 (I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600 Houston, TX (Address of Principal Executive Offices)	77046 (Zip Code)
Registrant’s telephone number, including area code: (832) 615-8600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure
     The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.
     As disclosed in the Current Report on Form 8-K of Buckeye Partners, L.P. (the “Partnership”), filed with the U.S. Securities and Exchange Commission on December 21, 2010, Buckeye Atlantic Holdings LLC (“Buckeye”), a wholly owned subsidiary of the Partnership, entered into a Sale and Purchase Agreement dated December 18, 2010 for the acquisition (the “FR Acquisition”) from affiliates of FRC Founders Corporation (“First Reserve”) of an indirect 80% interest in FR Borco Coop Holdings, L.P. (“FRBCH”), the indirect owner of Bahamas Oil Refining Company International Limited (“BORCO”). The Partnership expects to close the FR Acquisition on Tuesday, January 18, 2011. In connection with the FR Acquisition, Vopak Bahamas B.V. (“Vopak”), the owner of the remaining 20% interest in FRBCH, had a right (the “Tag Right”), under the terms of a unitholders and operating agreement (the “Unitholders Agreement”), to elect to sell its 20% interest to Buckeye at the same proportionate price and on the same terms and conditions as First Reserve, including the same form of consideration (cash and equity).
     On January 14, 2011, Vopak notified Buckeye and First Reserve in writing that it has elected to exercise its Tag Right. Accordingly, it is expected that Buckeye will acquire, directly and indirectly, 100% of the interests in FRBCH, subject to definitive documentation of the Vopak sale and satisfaction of customary closing conditions pursuant to both purchase agreements. The Partnership expects the acquisition of Vopak’s interest to close as promptly as definitive documentation can be executed and the closing conditions satisfied.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P. By: Buckeye GP LLC, its General Partner
By:	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.
Vice President and General Counsel

Dated: January 14, 2011

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